Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of American International Holdings Corp. (the “Company”) on Form S-8 (File No. 333-236882), of our report dated June 26, 2020, with respect our audits of the consolidated financial statements of the Company as of December 31, 2019 and 2018, and for the year ended December 31, 2019 and the period from January 31, 2018 (inception) to December 31, 2018, which report is included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

June 26, 2020